Exhibit 3.20

LIMITED LIABILITY COMPANY AGREEMENT

OF

IPR LLC

This LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of IPR LLC, a Delaware limited liability company (the “Company”), dated as of November 6, 2013, is entered into by AP AL LLC, a Delaware limited liability company, as the sole member of the Company (the “Member”).

1. Formation. The Company has been formed as a single member limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, 6 Del. C § 18-101, et seq., as it may be amended from time to time (the “Act”), by the filing of the Certificate of Formation of the Company (the “Certificate”) with the Secretary of State of the State of Delaware on the date first written above. The rights and obligations of the Member (as defined below) and the administration and termination of the Company shall be governed by this Agreement and the Act. To the fullest extent permitted by law, in the event of any inconsistency between any terms and conditions contained in this Agreement and any non- mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern.

2. Name. The name of the Company is “IPR LLC”.

3. Member. AP AL LLC (the “Member”) is the sole member of the Company.

4. Registered Office and Agent. The registered office and registered agent of the Company in the State of Delaware shall be as the Company designates on its Certificate of Formation filed with the Secretary of State of the State of Delaware, as such Certificate may be amended from time to time. The Company may have such other offices as the Member may designate from time to time. The mailing address and principal business office of the Company shall be c/o The Blackstone Group LP, 345 Park Avenue, New York, NY 10154.

5. Purpose. The purpose of the Company is to engage in any and all lawful businesses or activities in which a limited liability company may be engaged under applicable law.

6. Management. The Member shall be authorized to make all decisions and to take all actions it determines necessary, advisable or desirable relating to the business, affairs, investments, and properties of the Company including, without limitation, the formation of, or investment in, such subsidiary or affiliate companies of the Company as it determines advisable or desirable.

7. Officers. The Member may delegate its authority to act on behalf of the Company and to manage the business affairs of the Company to one or more officers of the Company appointed by the Member. The Member may from time to time create offices of the

Company, designate the powers that may be exercised by such office, and appoint, authorize and empower any person as an officer of the Company (“Officer”) to direct such office. The Member may remove any Officer at any time and may create, empower and appoint such other Officers of the Company as the Member may deem necessary or advisable to manage the day-to-day business affairs of the Company. To the extent delegated by the Member, the Officers shall have the authority to act on behalf of, bind and execute and deliver documents in the name of and on behalf of the Company. No such delegation shall cause the Member to cease to be a member. Except as otherwise expressly provided in this Agreement or required by any nonwaivable provision of the Act or other applicable law, no person other than the Member and such Officers designated by the Member shall have any right, power, or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.

8. Capital Contributions. The Member may make capital contributions to the Company from time to time, but shall not be required to make any capital contributions.

9. Allocations; Distributions. Each item of income, gain, loss, deduction and credit of the Company shall be allocated 100% to the Member. Each distribution of cash or other property by the Company shall be made 100% to the Member. Distributions shall be made to the Member at the times and in the amounts determined by the Member.

10. Limited Liability of the Member. The Member shall have no liability for obligations or liabilities of the Company unless such obligations or liabilities are expressly assumed by the Member in writing.

11. Indemnification. The Member and each person who is or has agreed to become an Officer of the Company, or each such person who serves or has agreed to serve at the request of the Company as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Company to the full extent permitted by the Act or any other applicable laws as now or hereafter in effect. The right to indemnification conferred in this Section 11 shall include the right to be paid by the Company the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. Without limiting the generality or effect of the foregoing, the Company may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Section 11.

12. Dissolution. The Company shall dissolve and its business and affairs shall be wound up upon the written consent of the Member or the entry of a decree of judicial dissolution under § 18-802 of the Act. Upon the dissolution of the Company, the affairs of the Company shall be liquidated forthwith. The assets of the Company shall be used first to pay or provide for the payment of all of the debts of the Company, with the balance being distributed to the Member.

13. Assignment. The Member may assign in whole or in part its limited liability company interest in the Company.

14. Admission of Additional Members. The Member may admit additional members in its discretion.

15. Authorized Person. Vaibhav Jain is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate with the Secretary of State of the State of Delaware. Upon the filing of the Certificate with the Secretary of State of Delaware, Vaibhav Jain’s powers as an “authorized person” ceased, and each of the Member and Officers thereupon became an authorized person, within the meaning of the Act, to execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

16. Amendment. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

17. No Third-Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member.

18. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of the date first above written.

IPR LLC

By:	AP AL LLC, sole managing member

By:	/s/ Nathan Wilcox

	Name:	Nathan Wilcox
	Title:	Authorized Person

[Signature Page to IPR LLC Agreement]